Exhibit 99.3

Greif, Inc.

Third Quarter 2015 Earnings Results and Transformation Plan

September 4, 2015

C O R P O R A T E    P A R T I C I P A N T S

Scott Griffin, Vice President Communications

David Fischer, President and Chief Executive Officer

Pete Watson, Chief Operating Officer

Larry Hilsheimer, Executive Vice President and Chief Financial Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Chris Manuel, Wells Fargo

George Staphos, Bank of America Merrill Lynch

Adam Josephson, KeyBanc

Mehul Dalia, Robert W. Baird

Steve Chercover, D.A. Davidson

Justin Bergner, Gabelli & Company

P R E S E N T A T I O N

Operator:

Greetings and welcome to the Greif, Inc. Third Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. There will be a question and answer session with questions sent in via email as well as for participants dialed into the call. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder this, conference is being recorded.

It is now my pleasure to introduce your host, Scott Griffin, Vice President of Communications for Greif. Mr. Griffin, please go ahead, sir.

Scott Griffin:

Thank you, Kevin. Good morning everyone and welcome to the Q&A portion of our 2015 Third Quarter Earnings conference call. Consistent with Greif’s commitment to enhanced transparency, we posted a slide presentation and recorded remarks by Executive Management yesterday under Conference Calls in the Investors section of our website regarding our 2015 Third Quarter Results. We appreciate those of you that took time to submit questions s for today’s call. Similar questions have been combined so we can efficiently address as many topics as possible.

I am now on Slide 2. Responding to written and live questions this morning are David Fischer, President and CEO; Pete Watson, Chief Operating Officer, and Larry Hilsheimer, Executive Vice President and CFO.

Before the market opened yesterday, we issued our 2015 third quarter earning results which is posted on our website at Greif.com in the Investors section under Conference Calls. Please turn to Slide 3.

This morning’s Q&A session will contain forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

During this Q&A session, certain non-GAAP financial measures may be discussed, including those that exclude the impact of acquisition and divestitures, special items such as restructuring charges and impairment charges, and acquisition-related costs. There are reconciliation tables included in our earnings release in the presentation posted on Greif.com yesterday.

The format for today’s call is to first respond to questions emailed to investors@greif.com regarding our third quarter results. I’d like to ask that you then get in the queue and we’ll address live questions in the same sequence.

I will now to turn the call over to it David Fischer, President and Chief Executive Officer.

David Fischer:

Thanks, Scott. I want to welcome everyone who is participating in today’s conference call and thank you in advance for both your time and for the question submitted in advance. We are seeking to be transparent in our reporting and investor communications and hope this format is responsive to your inquiries.

With that in mind, let’s begin with our first question.

Scott Griffin:

Thank you, David. The first question is a multi-part question from George Staphos from Bank of America and it’s for Larry Hilsheimer. Typically, free cash flow for Q4 exceeds Q3. Should we expect this seasonality to continue in 2015? What is driving the improvements in cash flow? And how long before free cash flow covers the dividend?

Larry Hilsheimer:

Thank you George for your question and good morning everyone. Let me address first the change year-over-year, and the biggest change for third quarter of 2015 to third quarter of ’14 was the shift in working capital from the prior quarter. This year was an improvement of $9.4 million from 2Q to 3Q, and last year it was a decrease of $21 million. That creates a net change of over $30 million which is offset by other operational income and loss changes for a net overall improvement of nearly $25 million year-over-year. I do want to mention that our free cash flow was up 42% as correctly represented on our posted slides.

As to the fourth quarter, while our earnings for fourth quarter are forecasted to be down slightly, as we will address later, we anticipate our free cash flow for fourth quarter to be in the range of $100 million to $110 million. We continue to anticipate that our annual capex will be approximately $130 million; therefore, we currently forecast free cash flow for the year at approximately $70 million which we will be working to further enhance as we work through our fourth quarter.

Going forward, we will cover our annual dividend comfortably in 2016 and continue to increase the excess of free cash flow and continue to return dividends to our shareholders.

Scott Griffin:

Thank you, Larry. The next question, back to you Larry, is from Justin Bergner from Gabelli Investments. What contributed to the increase in restructuring charges in fiscal 2015 and how much of that is cash?

Larry Hilsheimer:

Thank you for your question, Justin. Our forecast for restructuring expenses in 2015 increased from what we communicated in our second quarter call of roughly $30 million to roughly $43 million projected for the year. That increase relates primarily to two things: the acceleration activities related to our SG&A savings actions; and then the acceleration of restructuring activities with respect to our Turkish plant closure and Moroccan operations closure within FPS. We expect these restructuring costs to result in nearly $25 million per year of run rate savings and this year our cash restructuring expenditures should approximate $30 million.

Scott Griffin:

Thank you, Larry. Pete Watson, I have a question for you. A number of our analysts have submitted questions on this topic. What transformation initiatives implemented and planned address the performance issues in the RIPS segment in North America?

Pete Watson:

Thank you, Scott. There are four key initiatives that we’re working on to restore the RIPS North America performance back to our expected profit levels. The first is leadership change. We have a new leader in place, Ole Rosgaard. The second action is customer service focus. We have very specific and measurable objectives in this area, and this is a really critical component of our ability to profitably grow by improving our customer value proposition.

The third area is gross margin improvement. We’ve had six straight months of improved margins in this business and there’s really four key actions that we’re doing to improve our margins. The first is pricing initiatives to restore our margins. The second is taking some definitive actions to close, divest or transform and fix our loss-making operations. At this point, 90% of our loss-making operations in North America have been closed, divested or we are making measurable progress in fixing their performance gaps. The third area is footprint consolidation or manufacturing network in order to reduce our fixed costs overage structure. To date, we have completed the closures of the three steel drum plants. We’ve also consolidated that volume in other plants in our network. And the fourth action is we are driving operational excellence initiatives to control and reduce our variable manufacturing costs in the network.

Finally, the last initiative is our SG&A cost reduction. In the previous analyst call I indicated that we’re really disappointed in the operational execution of this business. I am pleased with the progress we are making but we continue to have more work to do and there’ll be significant focus on this area.

Scott Griffin:

Thank you, Pete. We have a question for Larry from one of our institutional shareholders. What is the sustainability of the SG&A cost reduction?

Larry Hilsheimer:

Thank you for that question. This is an area I’m really excited about. One of the things I was told when I joined Greif was that when you get our people going in the right direction they really get after it and sustain it. What we are looking for here is sustained change in how we spend money relative to SG&A activities, and it’s become a real cultural shift. I do believe that the long-term efforts that we’re trying to drive will be sustained because we’ve started a cultural shift in some specific areas related to our T&E spend. We have dramatically increased our use of video technologies, and while we really have some disappointed people who don’t get to sit in those glorious security lanes, face delays in airports or have that wonderful airport cuisine, they’re really actually pleased that they’re getting to stay at home more.

The other piece is we’ve really eliminated roles, not people, and we’ve put in place a stringent approval process that requires the approval of our COO Pete Watson, our HR Leader DeeAnne Marlow and myself before a role can be added, and if there’s not a role in our HR system you can’t hire somebody. We are also putting good process around even filling replacement roles to try to ask the question each time, ‘Do we really need this role? Do we really need this position or can we combine tasks under others?’ And we’ve created a view toward engagement of outside consultants, attorneys, professionals and build a strict approval process around that. All of this will be buttressed by our annual budget process and our monthly performance reviews and we have our incentives tied to performance. So, I feel very comfortable and confident that the initiatives that we’re exercising will have sustained performance over time.

Scott Griffin:

Thank you, Larry. This question is for Pete Watson. A number of analysts and investors submitted this question. The question is, what are the key contributors to the year-over-year improvement in third quarter gross profit margins?

Pete Watson:

Thank you, Scott. What I’d like to do is address this question on the improved performance in our RIPS Global business. This quarter we had the highest gross margin in four years since Q3 2011. I already indicated our RIPS North American business had six straight months of improvements. EMEA, Latin America and APAC have all had improving trend lines in the past 18 months and there’s five key areas that we drive to try to improve our gross margin.

First is, from a volume standpoint, how do you create superior customer service for our customers? The second issue is pricing and margin management activities. Third is fixing and eliminating our loss-making operations and we’ve done quite a bit of work in that area in all of our businesses around the world. Fourth is the network consolidation of our manufacturing sites. We said that in the investor call, trying to drive and reduce our overhead cost structures, and again, we’ve made some good progress in that regard. And finally, our operational excellence initiatives to reduce our variable manufacturing cost. Teams are working very, very diligently toward this. Transformation in this area is not a straight line but we’re making good progress and expect to do so going forward.

David Fischer:

Scott, I want to insert a few comments regarding the broader transformation initiative, and first I want to emphasize that this is a holistic plan and much more than just a cost play or a pricing play. To be sure, permanently reducing our SG&A costs and improving our margins, as Larry and Pete just discussed, are mission critical components to our transformation initiative, but the transformation itself is much more than that and I just want to re-emphasize actions already taken in the third quarter here that are going to improve our standing going forward. We mentioned eliminating loss-makers in North America. Pete, just covered that, but the same is true globally. We’ve already closed the majority of these loss-makers and we’re starting to become more operationally efficient within our new consolidated footprint. We’ve also completed two important paper expansions. First, the Riverville mill modernization was completed on time, under budget and with zero recordable injuries during the 26-day shutdown. The North Carolina corrugator is now up and running. It was on time, it was under budget and it was well ahead or is currently well ahead on our volume ramp up of serving new customers.

Three, our global IBC expansion has now reached 12 existing production lines which are capable of producing around 1.8 million units of capacity. And our commercial team has done a very fine job of increasing our capacity utilization as new customers successfully are onboarded.

Lastly, I had mentioned that quietly and efficiently we have made major progress on our common ERP platform without any significant problems. This initiative remains a key undertaking for us to further reduce our structural costs in the coming years.

So while we have made a significant step forward here in Q3, much work remains to complete the journey. But we are not solely focused on what needs to get fixed or needs improvement. We are also focused on extending what we’re already really good at. The upside is that we have lots of opportunity remaining for creating additional shareholder value. The path to do so is already known to us and implementing more actions like the ones I just mentioned will create a great deal of shareholder value in the coming quarters. So we look forward to saying more about growth and innovation as some of the examples of the transformation in the coming quarters.

Scott Griffin:

Thank you, David. Pete, I’m going to go back to you and I’ve got a question from George Staphos, Bank of America Merrill Lynch. Would it be fair to say the RIPS volume trends exiting the quarter were slowing or declining?

Pete Watson:

Thank you for the question, George. That answer is really a different story in each region, so if I could let me just represent the four different regions in that RIPS business. And again, my answers assume no significant changes in the economy or conditions change from today.

In North America and Latin America, we expect similar types of volume levels with Q3. There is some limited upside potential with some of our seasonal segments there. In APAC, it’s a little different story. Our volumes will be slightly lower but it’s primarily around some specific large customer planned down time events in our quarter. And in EMEA because of the diversity of that region, there’s really a mixed volume outlook so I’ll first start with the volatility in Russia.

That certainly creates some headwinds in the border countries such as Germany and Scandinavia which we have seen volume shortfalls and the currency strength in the UK has significantly softened in that manufacturing outlook and demand for products in that region.

On the other side in Southern Europe, the Benelux and parts of Eastern Europe, we are still seeing fairly stable volume at this point.

Scott Griffin:

Thank you, Pete. Next question is for Larry from Adam Josephson of KeyBanc. Why was Venezuela called out separately in the earnings release?

Larry Hilsheimer:

Thank you, Adam. The remeasurement of our Venezuelan operations was called out simply due to the material nature of this one-time special adjustment. It was made due to the extreme circumstances currently associated with the Venezuelan economy due to the recent steep decline in oil prices. I will add though our Venezuelan operations are and have been consistently profitable. Prior to this remeasurement we had actually forecast operating profit before special items in Venezuela for the fourth quarter of approximately $1.5 million which equates to approximately $0.02 per share. So our improved guidance is actually an improvement over our prior guidance plus this 2% decrease being made up, $0.02 decrease. Thank you.

Scott Griffin:

Thanks, Larry. Pete, a question from you from James Waldeck, Arena Capital. Can you talk about the decline in the flexible packaging volumes and what’s driving this decline?

Pete Watson:

Thank you, James. When you look at the FPS volumes, initially there was really some minor pluses and minuses in the regions around the world. The big volume decline was attributed to extremely low shipments in Latin America and specifically Brazil and Chile. The problems stem from a structural currency translation in those countries to US dollars which created an uncompetitive situation to some of our products. Going forward, we’re going to sell the higher end FIBC products to strategic customers and then sell fabric to the local FIB manufacturers for more of the commodity products until the currency situation changed. That volume loss distorts the overall unit change in FPS but it was really immaterial to the overall FPS earnings.

Scott Griffin:

Thank you, Pete. Larry, I’ve got a question from Elyse Goldschmidt, MetLife Investors. Do you continue to anticipate managing the balance sheet to a 2 to 3 times net leverage target?

Larry Hilsheimer:

Thank you for your question, Elyse. One of the objectives of our transformation is to become steady-state in our targeted net leverage ratio which is actually 2 to 2.5 times.

Scott Griffin:

Thanks, Larry. I’ve got a question for Larry from Adam Josephson of KeyBanc. In reference to the Mauser F-1 IPO filing, how much of the substantial margin gap between you and your competitor Mauser do you think you can close over the next two years and why?

Larry Hilsheimer:

Adam, thank you for your question. We will truly be pleased to have our erstwhile competitor join the ranks of public companies so that we have continued access to great benchmarking information to be provided to you and us and allow us to challenge ourselves all the time to compete well.

At the end of the day, if you look through this, we’re actually fairly similar in performance based on at least our assessment. I assume that you’re referencing EBITDA margins when you talk about the gap.

Comparison becomes fairly complex because of mix. Obviously we have a higher proportion of steel and fiber and they have a higher proportion of recon IBCs and plastics. It’s interesting, as we are working to drive down our SG&A they published that their SG&A is going to need to go up to address the cost of being a public company and dealing with some of the material weaknesses they have. In addition, they’re, fortunately for them, ahead of us in terms of their utilizing one instance of ERP in a shared service center which is part of what we’re going through the process of right now and should be completed with that toward the very beginning of our fiscal ’18.

So there’s also a difference I don’t really understand but they add back their management equity incentives into their adjusted numbers, but at the end of the day over time I expect us to be better post our transformation on SG&A cost than them. I anticipate that they would probably say they have the same objective but all in all very similar.

It’s interesting, our gross profit and operating profits are higher than theirs. In addition, our material costs are slightly lower than what they disclosed despite actually them having a higher proportion of recon which I would expect to drive them lower.

It’s also an interesting interplay with us higher in gross profit and operating profit margins but their EBITDA margin being better by more than the current SG&A difference despite them disclosing that they are using significantly long depreciable and amortizable lives much longer than we use. To me it implies a couple of things: one, footprint efficiency in addition to different mix and as Pete already discussed and we’ve talked about our transformation plan, we’re addressing our footprint to become more efficient. The other is that I read into it very high automation and technology and robotics which they talk a little bit about. Of course that comes at a high cost of capital or a high investment of capital which then carries an interest cost which is not taking out of EBITDA, GP or OP. Perhaps it’s a good play in these low interest rate days to replace labor with automation; it just makes a little apples-to-apples a hard comparison and perhaps looking at total return to investors a best approach.

Clearly we’re not where we want to be and we’re working to improve. We’re pretty pleased with where we are but we’re not—or pleased with our progress but not satisfied with where we are yet. It’s nice to have a strong competitor; it can do nothing to make us better and more passionate about our desire to deliver higher customer service, meet their needs with the best quality products and live up to our motto of being the safe choice for the customer. So thank you for the question.

Scott Griffin:

Thank you, Larry. I’ve got a question from George Staphos, Bank of America Merrill Lynch, for Pete Watson. Pete, it’s a two-part question. If you don’t mind I’ll ask them both. Please discuss the initiatives to expand your IBC platform, and the second part of that is what strategies does the company have in place to grow the reconditioning business, if at all?

Larry Hilsheimer:

Thank you, George. As David discussed earlier, the IBC segment is a growth platform for our business and our growth has been steady and we’re really pleased with the progress to date. I am not prepared to specifically and in detailed format talk about our strategies but what I will say is we expect to expand in our capabilities in IBCs in North America, EMEA and APAC to meet the growing needs of our customers.

The second question in regard to the reconditioning business, again, as part of our growth and serving customers who buy IBCs and plastic containers, we expect to meet their needs as their demand grows.

Scott Griffin:

Thank you, Pete. We received a number of questions from institutional investors and analysts regarding China so this is a collection of those and I’m going to direct it towards Pete. What is the potential impact to your business from recent developments in China?

Pete Watson:

That’s a great question. Thank you. In the present conditions today I would say the impact is minimal and the reason I say that is we’ve taken a significant amount of actions in the past 12 months as we’ve seen that economy change and we’ve seen the demand patterns change with our customers, and we’ve really taken three key initiatives to improve that business over the past 12 months. We’ve made a leadership change in one of our businesses in China. That’s been extremely helpful. We have reduced our structural cost across the APAC region through rooftop consolidations and made some pretty significant SG&A cost reduction moves, and we’ve also eliminated all of our loss-makers in that region through plant closures and divestitures. So we feel very confident that we’re in solid ground as a business and are structured to be able to withstand and be successful in the current environment that we see in China today.

Scott Griffin:

Thank you, Pete. A question for Larry from George Staphos, Bank of America Merrill Lynch. Four Q implies guidance is approximately $0.47. Remind us why there is a negative year-over-year comparison in Q4. Additionally, if momentum on transformation is accelerating, why would earnings per share decline 4Q over 3Q?

Larry Hilsheimer:

George, thank you for your question. I’ll make some comments and then ask Pete to add some commentary to some of the elements of what I indicate.

We anticipate headwinds in EMEA in particular will result in an overall sequential quarter drop in our rigids business which will be however more than offset by sequential quarter operating profit improvements in both our paper and flexibles business, and an overall operating profit improvement of approximately $3 million. As I stated earlier, we’ve very confident about our SG&A improvements being sustained and we’ll have some of the improvements that were reflected in our third quarter results repeated in the fourth quarter. We did have a few relatively minor items that were beneficial in the third quarter that won’t repeat in the fourth quarter related to some incentive accruals and social insurance tax in Asia. Those will not reoccur, and in addition we expect to incur professional fees that I’ll remind you back to when we talked about kicking off our SG&A effort that we had engaged a consulting firm to work with us to assure that we address all the possible areas and also accelerate as much as we could the achievement of results, and I explained at that time that we did that on a fully contingent basis where we won’t pay them cash until we see things hit on the bottom line. We have paid them some but as you all know, generally accepted accounting principles require you to accrue before you pay and so we anticipate accruing a solid amount in the fourth quarter which will offset some of those ongoing run rate SG&A savings that will continue.

In addition, we’ve had an unusual year compared to recent history going back five or more years relative to medical expenses and some unique and unfortunate circumstances for a number of our associates and that excess over budget for the third quarter was about $3 million. We had an offsetting reversal of a reserve related to some worker’s comp that virtually offset that dollar for dollar. We won’t have that offset in the fourth quarter and for forecasting purposes we’ve built in a similar amount of medical expense which could be an upside if it doesn’t occur, but we thought it prudent to build into our fourth quarter. So that hopefully addresses the question on the sequential comparison.

Relative to our prior year comparison, you will recall that in prior years our guidance and adjusted results included gains and losses on the sales of businesses and properties other than Timberland. That was because for most years prior to 2014, those items were relatively immaterial. We determined that it was more meaningful for ’15 and forward to exclude such gains and losses from our adjusted earnings. That component alone represents a reduction of $0.25 per share from Q4 ’14 to Q4 ’15. In addition, the impact of foreign exchange and the European rigids performance will result in a decrease in operating performance in our rigids business year-over-year. That combined with negative impact in our paper business related to input costs, competitive pressures and some lost volume related to our roof collapse in Massillon, although much of that was mitigated by production capacity improvements, those combined with these same SG&A items previously mentioned on the sequential quarter result, resulted in us forecasting our EPS for this year to be less than that of last year and in a fourth quarter range of $0.44 to $0.54 per Class A share on an adjusted basis.

Let me ask Pete to just add a few comments related to the items I mentioned about rigids and the paper business.

Pete Watson:

Yes, before I go into, what I’d like to do is just talk about some of the key drivers in EMEA and in the Paper Packaging business on the gap in the Q4 2014 versus our forecast in Q4 2015. But before I do I just want to make sure everybody understands that we are really laser-focused on driving transformation initiatives in all our business to exceed our Q4 forecasts in spite of any headwinds. So we will talk about some of these headwinds.

Again, we are really focused on trying to offset and improve our business through the transformation. In EMEA, some of the key components that tie into what Larry said, in EMEA from a macroeconomic standpoint there is weaker demand in certain regions. In Western Europe and the steel drum business we are seeing a much more intense competitive market environment which is starting to impact us. There continue to be currency headwinds compared to a year ago and we also had some divestments in our business that we do not have currently.

In Paper Packaging, the mill margins are lower due to increased input costs and a more competitive market condition, specific around recycled products. I will tell you if demand improves greater than our current state, we expect higher benefits from our two growth initiatives in that business.

Scott Griffin:

Thank you, Pete and Larry. I have two more questions that I’ll ask that have been submitted and then we will be moving to live questions. I’d ask that if you could please go ahead and get into the queue if you haven’t already.

The second to last question is from George Staphos, Bank of America Merrill Lynch, for Larry. Larry, what tax rate should investors use for Q4? Is it higher than your earlier expectations?

Larry Hilsheimer:

George, thank you for your question. We actually have had some things work our way, but then others, you know, again, so we’re generally in the same place that we were when we talked about the tax rate in the second quarter, with one exception, and that is related to the Venezuela re-measurement impact. That ends up being, on a full-year basis, about a 5.5% hit, based on our current forecast, and takes our yearly estimated rate up to 44.1% for our effective tax rate. That, though, flows through fully in the third quarter, and so it drives up the effective tax rate in the third quarter into the high 60s. But, the answer to your question, George, for a full-year basis, is to utilize the 44.1%, as you factor that in.

Scott Griffin:

Thank you, Larry. This will be our last question that I’ll ask, and the question is back to you, as it was a number of our investors and analysts asked this: What is the impact of Moody’s downgrade to your credit rating?

Larry Hilsheimer:

Yes, we don’t anticipate the recent downgrade by Moody’s to have any negative impact to our ability to access the capital markets, or any kind of increased borrowing cost today. We don’t really need access to them today, but we don’t see any significant delta in pricing, borrowing costs, fees, that we would experience from that event. We’re currently rated to not just below investment-grade, so as it stands today, we would be able to tap the capital markets quite efficiently. Thank you.

Scott Griffin:

Thank you, Larry. Kevin, I’m going to turn it over to you, if you could please help us manage those questions in the queue. We’re ready to take the first question.

Operator:

Certainly. If you’re dialed in and like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, that’s star, one to be placed in the question queue.

Our first question today is coming from Adam Josephson from KeyBanc. Please proceed with your question.

Adam Josephson:

Thanks. Good morning everyone, David, Larry and Pete. I hope you’re doing well.

David Fischer:

Good morning, Adam.

Adam Josephson:

Just, Larry, you raised your full-year adjusted EPS guidance, but it appears as though you slightly reduced your full-year free cash flow guidance, so can you talk about the disconnect between the two and how relevant adjusted EPS really is if it’s not being accompanied in long step by free cash flow?

Larry Hilsheimer:

Yes, actually, Adam, if we go back to our prior calls, particularly the second quarter call, I believe that the cash flow guidance that you’re speaking to was related to our original guidance of 225 to 235, and then when we went through the adjustments to revise our guidance downward, we actually revised downward our cash guidance in the $60 million to $80 million range, and so in that, we had contemplated significant working capital improvements, but we’re still believing that we would be in that $70 million range.

Adam Josephson:

But still you increased your adjusted EPS guidance and you left flat your free cash flow guidance, right? So, why would the cash flow not have gone up? Is it working capital is more negative than you previously expected, or is there something else going on?

Larry Hilsheimer:

Yes, we were hoping we could accomplish more in working capital, and we still will be working to that, but we think our guidance at this level is the appropriate one to be at right now, Adam.

Adam Josephson:

And two others—Larry, thanks for that—one on free cash flow next year. Can you give us some sense as to—obviously, you talked about being able to cover the dividend in future years, so can you talk about the moving parts from fiscal ’15 to fiscal ’16, in terms of free cash and how much higher one can reasonably expect your cash flow to be next year?

Larry Hilsheimer:

At this point, I’m not really ready to comment on it specifically, Adam, because we’ve just begun our budgeting process for next year. Clearly, with the sustainability of our SG&A efforts and the other operational improvements, we feel very, very confident that we are going to have a good cushion to our dividend payment.

Adam Josephson:

Okay, Larry, just one on Venezuela. Can you explain what you did with the Venezuela results in the first half and what the full-year impact of the exclusion of Venezuela is expected to be exactly? I’m still a bit confused by what’s going on there.

Larry Hilsheimer:

Yes, I can’t understand why. Accounting rules are what they are. So, when you re-measure at a new currency conversion rate, it’s a balance sheet adjustment as of the end of that particular quarter, and so the results for the year to date had not changed. If I look at prior year, just as sort of a level set kind of guidance, for fiscal ’13, our earnings per share coming out of our Venezuelan operations were about $0.06, and in ’14 it was about $0.09, and in our first two quarters this year—and it sort of mitigated, it was nothing in the third quarter, about $0.07 in the third quarter—I mean first two, I’m sorry.

Adam Josephson:

You took that out, so your guidance would have been lower as a result; is that what you’re saying? I’m just trying to understand …

Larry Hilsheimer:

Let me be clear on that, again, is that the first two quarters of this year, within the reported results that we already reported, we had $0.07 of earnings that would be related to Venezuela. So, yes, you could look at it and say on a go-forward basis it should be $0.07, maybe lower, on a comparable basis going forward. Obviously, we’ll look to make that up with other improvements. But, the other comment I made in response to the prepared questions was that with respect to the remainder of this year, we had previously in our forecast for the remainder of the year $0.02 coming in in the fourth quarter, and obviously, with this revaluation, that will be zero. So, for the year, it was going to again be $0.09, which was consistent with last year.

Adam Josephson:

Thank you. I’ll get back in the queue. I appreciate it.

Operator:

Thank you. Our next question today is coming from Chris Manuel from Wells Fargo. Please proceed with your question.

Chris Manuel:

Good morning, gentlemen.

David Fischer:

Good morning, Chris.

Larry Hilsheimer:

Hey, Chris.

Chris Manuel:

A couple of questions for you. First, a couple easy ones, while we’re on these topics, just to kind of clean some stuff up, but a normalized tax—I appreciate it’s still going to be really high this year, Larry, but—and I think you said something—I don’t know what you said specifically for 4Q. I think you gave some idea for the full year. But, I mean, I’m looking at the last couple years, you were 60-some percent last year, you’re going to be 40-some percent this year. What does a normalized effective book tax rate or cash tax rate look like on a go-forward basis for Greif?

Larry Hilsheimer:

Yes, if we adjusted out the impact of Venezuela this year, you’d be at about 38%, and that’s probably the right rate to use for the fourth quarter, Chris. The other component that impacts us is valuation reserves that we have to set up for countries where we have losses that we’re not able to book the benefit of those losses, from a tax perspective, and that’s nearly $0.11—or 11%, I’m sorry, on an annual basis.

Now, many companies have those in various places. I’d say those are higher than we would expect them to be going forward, if we’re successful in our transformation efforts, because we will turn around those operations and some of those reserves would reduce. We’d like to see our tax rate be in the lower 30s on an ongoing, longer-term basis, but I’d say it’d be more prudent in that 35% to 38% kind of range for next year or so, but, again, that’s a preliminary estimate.

Chris Manuel:

Yes, that’s fine, I just wanted a ballpark. Okay, and then—I know you kind of addressed this earlier, but I want to maybe approach it a little differently. When you talk about going from $0.85 to—I’m going to use the midpoint of your range, I appreciate we’ve got a nickel on each of it, but to $0.47. Even if we take out—if I start with the $0.85 last year and I take out $0.25 of gains that we could debate whether they should have been or shouldn’t have been included to begin with, we’d still be at $0.60. Again, when I look back over the last years, for the last, I think, nine of the last 12 years, you’ve been up 3Q to 4Q just seasonally, and I think about this year, some of the unusual things that happened of—it sounds like you had some pretty chunky startup expenses and extra downtime on your paper side, that it should be appreciably better.

I guess where I’m coming from is, is there anything unusual, or what’s happening that—you’re getting transformational benefits, I know there’s some currency hit. Okay, so my question, I guess, really is—you had a list of items that you felt were unusual, whether it was paying auditors fees or SG&A expenses related to consultants that you engaged. Maybe, can you help us with what the extra help from some of those items you mentioned in 3Q was and what you think the extra costs will be, so that we can—and if you want to put them all into one bucket, so be it. As you went through a list earlier, you were pretty granular with a number of items. If you want to do it on a line-by-line item, that’s fine, too. But help us understand maybe what helped you that you weren’t going to have some of those fees this quarter, i.e., maybe you earned a little much, and what you might think you’ll be underrepresented in a normal year for 4Q?

Larry Hilsheimer:

Thanks, Chris. I’ll try and cut your message into a couple of pieces. First, obviously, I agree with you, that I didn’t think it made sense to keep gains and losses in a guidance or adjusted earnings kind of reporting, and like you said, that took you from the $0.85 down to $0.60. I look at our midpoint as being like $0.49, it’s halfway between $0.44 and $0.54, or halfway between the difference in our guidance range.

When I mentioned that there were a few third quarter items, I mentioned that there were some bonus accruals we reversed and there were some social charges related to China that we reversed. Those were in the range of $6 million, $7 million kind of number. Then, we also had the medical cost item that I mentioned that got offset with the reversal of the Workers’ Comp reserve. We build into our forecast the same $3 million of medical costs, but we don’t have the benefit of a Workers’ Comp reversal in the third quarter. Then, in addition to that, we have the fees I mentioned for our consultant on the SG&A effort that will probably be in the $5 million to $7 million range, is what we’re building into that forecast. I’m forgetting one item as I ran through that. Oh, yes, it’s the medical expense, which is that other $3 million.

Then, with respect to just operating profit on a sequential quarter basis, I did mention that we expect the operating profit for rigids to be down, driven primarily by the weakness in Europe, including the FX impact, but that’ll be offset by an uplift on paper and our flexibles business. So, it really comes down, on the sequential quarter-over-quarter basis, to the SG&A items that I just went through. Relative to the year-over-year and the performance of EMEA paper and flexibles, Pete tried to cover that earlier, but I’ll maybe ask Pete to go ahead and comment a little bit further on that, or just reinforce his comments.

Pete Watson:

Yes. So, the turnaround in FPS, we did fall short in Q3. We certainly are optimistic about Q4 and some of the actions we’re taking. The progress is not linear, but, again, there’s a lot of initiatives around pricing, around lowering our structural costs, operating costs in Turkey, accelerating our SG&A plans, cleaning up our loss-maker operations, and improving the surrounding businesses in APAC and in the Americas to deliver improved performance, in accordance with the plan we have in Q4.

Chris Manuel:

Okay, that’s helpful. Let’s see, the next question I had was—when I look at specifically within paper packaging, in the slides you cited competitive market conditions—oh, and while we’re on that segment, do you have an estimate for us of approximately what extra downtime to install the new shoe press and start-up costs and things were, as we kind of look at 3Q, to kind of give us a sense of what a normalized run rate might be on a go-forward basis, one. Then, two, maybe what specifically are you referring to with market conditions, competitive price? Are you seeing price degradation for—or have you had a discount to get some of that new capacity sold?

Pete Watson:

No, Chris, this is Pete. So, I’ll answer the first question about the downtime. So, in Massillon, we had 3,000 tons of downtime in Q3, based on the roof situation, and the shoe press, we’re down 25 days, and that was relative to 1,400 tons per day overall.

In regard to competitive market conditions, we have not really seen any change in the construct of the industry from our last call. What we have just seen is the resulting impact of that on our selling prices on the mill side on recycled products only, which really is very indicative of what Pulp & Paper has showed in their index publications.

Chris Manuel:

Okay, that’s helpful. I have a couple more questions, but I’ll jump back into the queue. Thank you.

Operator:

Thank you. Our next question today is coming from George Staphos from Bank of America. Please proceed with your question.

George Staphos:

Hi, everyone, good morning, and thanks for taking my earlier questions. I’ll try to be brief here just out of fairness and turn over the queue, and then I’ll come back. I guess the first question I had, if you have it—again, the disclosure on the special items by segment was excellent. We appreciate that. Do you happen to have that by geography, by any chance?

Larry Hilsheimer:

We haven’t gone to do that, George, and I appreciate—first of all, thank you for submitting all the questions you did in advance, very, very helpful, and we know we got that question from you in advance, as well. We didn’t go to try to create last night and maybe—we just didn’t understand, really, what value it would be, because we don’t disclose revenue by geographies and segment, either, and so we haven’t really gone to do that ourselves. I mean, we could go construct it, but we’re not certain what value it adds.

George Staphos:

Okay. It’s just helpful to know geographically in terms of where—it’s more an indicator for us in terms of where you’re doing most of the heavy lifting on the cost reduction side, et cetera, but that’s fine. That was the spirit behind the question.

Then, I guess the next question, and I will turn it over—the repricing actions in North American RIPS, what additional action can you comment to, what expectation should we have in terms of what kind of lift that will have for margin, and also what, if any, volume impact do you think it’ll have, from a negative standpoint, going forward? Thanks, and again I’ll turn it over from here and come back.

Pete Watson:

George, this is Pete. So, your question on repricing actions, our main focus is restoring our margins to acceptable levels and then exiting business that we feel the margins aren’t acceptable, based on our aspirations. So, I can’t comment on what that specific impact is, but it is important that we’re a value-driven market strategy as opposed to a volume-driven strategy, and we will probably have slightly lower volumes in our steel business to begin with, until we can clean up some of those margin issues, and then we will grow that business back, as it relates to how we can provide greater value to the right customers in the right markets. I hope that answers your question in that regard.

George Staphos:

Thank you.

Operator:

Thank you. Our next question is coming from Ghansham Panjabi from Robert W. Baird. Please proceed with your question.

Mehul Dalia:

Hi, good morning. It’s actually Mehul Dalia sitting in for Ghansham. How are you doing?

David Fischer:

Good. Welcome.

Mehul Dalia:

I’m not sure if you mentioned this previously, but can you give us an updated EBITDA guidance range for 2015? Is around $385 million still what you’re expecting?

Larry Hilsheimer:

We anticipate, actually, to be slightly north of that, somewhere in the $390 million to $395 million range.

Mehul Dalia:

Okay, thanks. Can you talk about chemical volumes, specifically, during the quarter globally? I mean, especially in China, how is demand as a whole, and intra-quarter, was there any major deviation, and what’s your outlook for next year, just on the chemical side?

Pete Watson:

This is Pete. So, in regard to our volumes in China relative to the chemical business, and it really refers to our steel drum business, our steel drum volumes are down year-over-year and quarter-over-quarter. Part of that is demand, but part of it is making intelligent pricing decisions on business that we participate in to improve the profitability of that market. So, in regard to how it impacts our volume and our business, that’s really the answer, and I think David might want to comment on it.

David Fischer:

Yes, I would just add that, you know, this is one of the things that we’ve done really pretty well over the past 12 months. Pete, Larry and I, individually and collectively, spent quite a bit of time in China late last year and it became very evident to us, for those of us who have worked in that area of the world for a long period of time, that the big slowdown was already being seen with our customer base, within vacant apartments, within vacant brand new facilities. So, we took actions, that Pete mentioned earlier, to eliminate our loss-makers not only in the rigids area, but consolidate 3-to-1 plants in flexibles, and for our debut of our new plants, which is our accessories, Delta Filling, which is chemical filling, and our IBC line, we double-downed our efforts on focusing the commercial initiatives of those three new platforms, and I’m delighted to say that all three of those have started up and are in the profitable zone for us, and right now, within China, that’s saying something.

I would also mention the Tianjin explosion again, you know, 170 people or so died in that. We have four customers that are negatively affected from the Tianjin explosion for the next, I would say, three to six months, but we’re doing, again, a very good job of making up what volume we can in other parts of Asia to mitigate that. That is a temporary type issue, but all in all, I applaud our Asian team for the effort they put forth to get ready for this type of an event and we’re weathering it pretty well.

Mehul Dalia:

Great, thanks, and just one last one. Can you just quantify how much, if any, raw materials benefited the third fiscal quarter?

David Fischer:

Sorry, could you repeat the question again?

Mehul Dalia:

Yes, sorry, I just wanted to know if you can quantify if there was any impact from raw material cost declines on margins in the third fiscal quarter, if you could quantify that.

Pete Watson:

This is Pete. We certainly—when you have a declining raw material market as drastic it’s been, there is some advantage, but we’re not prepared to quantify exactly what that is publically.

David Fischer:

We also got several questions around the supplier sourcing potential impact. We didn’t prepare a prepared answer for that in the previous session, but I will tell you that some of the tariffs and embargos that are happening currently with cold rolled steel coming into the US and other parts of the world from China will not impact us dramatically, because we have alternative sources already preapproved and we’re moving to those wherever we need to at that time, so another item that we don’t think will have a material negative impact on us from the China slowdown.

Mehul Dalia:

Great. Thanks.

Operator:

Thank you. Our next question today is coming from the line of Steve Chercover from D.A. Davidson. Please proceed with your question.

Steve Chercover:

Yes, thanks, good morning, just a couple of quick ones. The first one is for Larry. In the prerecorded presentation, you indicated that some of the SG&A reduction was one time in nature. I don’t know if that has to do with the medical stuff, but if not, can you identify what it was and quantify it?

Larry Hilsheimer:

Yes, and what I was referring to there, Steve—and thanks for your question—was related to the third quarter items I mentioned previously. On the bonus accrual reversals, obviously, we hope our profitability improves and those ones aren’t repeating. The other related to the social tax charge in China, it was a minor item, and then the SG&A cost item on medical, which we hope doesn’t repeat in future years, that was then offset by the reversal of the Workers’ Comp accrual.

Steve Chercover:

And that—I wasn’t going to ask this question, but the issue with medical, was that just unfortunate bad luck, it’s not an operational safety issue?

Larry Hilsheimer:

Oh, no, safety, we are ..

David Fischer:

Workers’ Comp is going way down.

Larry Hilsheimer:

Workers’ Comp is going way down. This is really a—I won’t say a handful, but less than 10, just unfortunate serious situations with individual associates, and we haven’t had that kind of experience for, I mean, foreseeable backward look.

David Fischer:

Most of those tied to specific cases around cancer and …

Larry Hilsheimer:

Premature births.

David Fischer:

Yes, and very expensive treatments for, like Larry said, a small population of our employees.

Steve Chercover:

Understood, bad things happen to good people, it’s unfortunate. So, is the target for SG&A still 8% after the ERP is complete in 2018?

Larry Hilsheimer:

I don’t know that I’ve ever stated 8% anywhere. I know I haven’t, actually. Our stated objective in our commitments was to take our SG&A ratio down below 10 through 2017, and we do expect it to go down further when we get fully implemented and our ERP system into a full shared service center environment, but we haven’t quantified that at this time.

Steve Chercover:

Okay. Final question, I hope you don’t find it aggressive, but how did the SG&A spend get out of control, because, generally, in a company that utilizes Kaizen or continuous improvement, you’d think that you’d always be addressing these things, and so I’m just wondering how you lost focus and how do you prevent it from happening again.

David Fischer:

Yes, I would tell you that with the, I would say, aggressive posture we took to acquiring companies, we didn’t do the proper job on our back office integration and eliminating ERP systems, and hence, while we got the operational benefits we were seeking, we did not get the leverage of scale for shared services, IT systems, and all the things that we’re working on as we speak. So, I would tell you that having this ERP system is an enabler for us, it’s a critical one, and getting after, in the future, at the appropriate time, when we start growing again, whether it’s any type of growth, that we have the scalability of our platform that we need to.

The other thing I’ll tell you is that the Company grew up out of acquisitions, but it also grew up geographic and it grew up by business, and now we’re taking a very, I would say, committed view across business, across function and across geography integration that’s going to lead us down to single-digit SG&A. So, lessons learned on our side.

Steve Chercover:

Got it, okay. Well, I hope you can keep the operational improvements intact and growing them.

David Fischer:

Thank you.

Larry Hilsheimer:

Thank you, Steve.

Operator:

Thank you. Our final question today is coming from Justin Bergner from Gabelli & Company. Please proceed with your question.

Justin Bergner:

Good morning, everyone.

David Fischer:

Hi, Justin.

Justin Bergner:

Hi. Two quick questions. First off, in regards to the free cash flow guidance remaining unchanged despite the higher EPS guidance, is that just a function of the restructuring costs going up, most of which is cash?

Larry Hilsheimer:

Yes, and thank you, Justin, for recognizing the obvious that I missed in my prior comment. Yes, that is a contributor to it that wasn’t contemplated in the second quarter guidance.

Justin Bergner:

Okay, great, and then any thoughts on restructuring expense, cash, non-cash, sort of looking into 2016? Is that pretty much going to be behind us?

Larry Hilsheimer:

You’d notice in our Q, if you look at it, that we talk about this phase of restructuring really getting done in the beginning of ’18. Now, that ties a lot to the ERP system. I would say right now we’re anticipating significantly lower restructuring costs next year, we haven’t quantified an amount yet, and part of that had to do with our leadership change in Europe and letting Michael get his ideas of how he thinks things should run. That’s not saying we’re going to do something. I’m just saying at this point we really just don’t know, so I wouldn’t want to hazard an estimate. But, clearly, this is our big year. We accelerated a lot of the ’16 actions into ’15, to try to accelerate costs.

Justin Bergner:

Okay, and then just one big-picture question. I mean, global PMIs have been decelerating in the last few months. It doesn’t seem to be impacting your outlook for earnings, at least in ’15, but maybe you could just talk about where you’re feeling some headwinds from the deceleration of global PMI and sort of what are some of the offsets at least for this fiscal year’s guidance?

Pete Watson:

Yes, Justin, this is Pete. What I’d tell you, because we are so diverse in regions and geographies, there are risks and there are opportunities across the span where we participate. There’s certainly some fragile economies and there’s some opportunities that are improving, but our focus, we believe let’s control the factors that we have in our total control, and those are transformation initiatives, and our expectation is to mitigate the economies that are troubling and accentuate where we have those opportunities through all the levers of the transformation initiatives. But, as we all know, looking out across many economies in the world, there are some headwinds and we recognize that.

David Fischer:

I would tell you, as an example of an offset, that’s historically something we look forward to, is the food season, and in Q4, foods, you know, decoupled from a lot of the industrial production figures we’re all looking at, and that die is kind of set, it looks like it’s going to be a reasonable food season all around the world, and we’re in multiple—and ag season, as well, for Latin America. I would just tell you that we’re in multiple geographies with food and ag, and when they all seem to be behaving reasonable, not a barn-burner, but certainly reasonable, that bodes well, as well, for the finish of the year.

Larry Hilsheimer:

Yes, I would just add just sort of a different take at it. We didn’t call anything down now, because we called it down earlier in the year, when we said that we saw trends in North America being dramatically lower than what we had anticipated, and then in today’s call you heard us talk about EMEA, and particularly Europe, with their—we had talked about seeing very favorable trends earlier in the year. That’s become much more muted. So, your observations on those indicators are dead spot on and I believe consistent with the guidance we’ve provided.

Justin Bergner:

Thank you.

Operator:

Thank you. We’ve reached the end of our question and answer session. I’d like to turn the floor back over to Mr. Griffin for any further or closing comments.

Scott Griffin:

Thank you, Kevin. This concludes our 2015 Third Quarter Earnings Conference Call. A replay of the question and answer session will be available later today on our website at greif.com in the Investors section. We greatly appreciate your interest and participation. Have a great day.

Operator:

Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.